Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Celcuity Inc:

We have issued our report dated June 9, 2017, except as to Notes 5 and 8 which are as of August 31, 2017, with respect to the balance sheets of Celcuity LLC as of December 31, 2016 and 2015, and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the years ended December 31, 2016 and 2015, which are contained in the amended Registration Statement on Form S-1 of Celcuity Inc. (File No. 333-220128), which are incorporated by reference in this Registration Statement on Form S-1MEF and to the reference to our firm under the heading “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ Boulay PLLP

Minneapolis, Minnesota
September 19, 2017